UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary proxy statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to § 240.14a-12

eBay Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ____________________________________________________

(2)	Form, Schedule or Registration Statement No.: ____________________________________________________

(3)	Filing Party: ____________________________________________________

(4)	Date Filed: ____________________________________________________

On March 7, 2014, Marc Andreessen, a member of eBay Inc.’s board of directors, issued the following statement:

March 7, 2014

Carl Icahn 2014 Would Take a Dim View of the Business Ethics of Carl Icahn 2005

Carl Icahn 2014, on eBay:

“I have never seen what looks to me to be such blatant disregard for fiduciary obligations to stockholders.” (1)

Carl Icahn 2005, according to the Washington Post: (2)

Carl Icahn is chairman of the board of XO and owns more than 60 percent of the company, a telecom-crash survivor that provides telephone and data communications services for businesses, using conventional wires and new-generation wireless hookups.

Just over a week ago, XO announced it is selling the wired part of its business for $700 million.

Selling it to . . . Carl Icahn.

XO said it will use most of the $700 million it gets from Icahn to pay back its debts and buy back its preferred stock.

Debt and stock owned by . . . Carl Icahn.

Companies he owns and controls hold all $213 million worth of XO’s preferred stock and more than 90 percent of its $392 million in debt, XO financial reports show.

The bottom line is that Icahn & company will give $700 million to XO. Then XO will give $600 million of that back to Icahn. He will end up owning XO’s traditional wired phone business outright. And he will still own his 60 percent stake in what’s left of XO.

Buyer and seller, debtor and creditor, Icahn’s simultaneous roles may sound like potential conflicts of interest. But in Securities and Exchange Commission filings, XO explains that a special committee of its board of directors weighed Icahn’s bid and declared it the best of the offers the company got for its wired business. Investment bankers determined Icahn’s offer to be “fair.” The stockholders will have the final say — they must vote on the transaction before it can go through.

Of course, stockholder approval is a foregone conclusion. As the company noted in one of its filings, “Mr. Icahn owns sufficient shares of our common stock . . . to assure the approval and adoption” of what he wants to do.

And the directors named by Icahn hired the investment bankers who put their stamp of approval on his offer.

XO referred questions about Icahn’s role in all these maneuvers to his office in New York; Icahn did not respond.

(1) http://www.foxbusiness.com/industries/2014/02/28/fists-swinging-icahn-says-ebay-in-state-denial/

(2) http://www.washingtonpost.com/wp-dyn/content/article/2005/11/13/AR2005111300681_pf.html

Important Additional Information

eBay Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with eBay’s 2014 Annual Meeting of Stockholders. eBay intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation. EBAY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of eBay’s directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay’s proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on March 18, 2013. To the extent holdings of such participants in eBay’s securities have changed since the amounts described in the 2013 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in eBay’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on January 31, 2014.

These documents, including any proxy statement (and amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at eBay’s investor relations website at http://investor.ebayinc.com. Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

* * * * * *